Burke & Herbert Financial Services Corp. Announces Second Quarter 2026 Results and Declares Common Stock Dividend
For Immediate Release
July 23, 2026
Alexandria, VA – Burke & Herbert Financial Services Corp. (the “Company” or “Burke & Herbert”) (Nasdaq: BHRB) reported financial results for the quarter ended June 30, 2026. In addition, at its meeting on July 23, 2026, the board of directors declared a $0.55 per share regular cash dividend to be paid on September 1, 2026, to shareholders of record as of the close of business on August 14, 2026.
From David P. Boyle, Company Chair and Chief Executive Officer
“The successful integration of LINKBANCORP brings together two organizations with a shared commitment to being the quintessential community bank in our markets - one that is deeply invested in the people and businesses we serve every day. Our operating results for the second quarter reflect the strength of that combination, demonstrating both the financial benefits of the acquisition and the power of our disciplined execution. As we move forward, we remain firmly committed to delivering top‑quartile financial performance, just as we achieved following the Summit merger, and to creating sustained value for our shareholders, customers, employees, and the communities we call home.”
Q2 2026 Highlights
•On May 1, 2026, the Company announced the completion of the merger of LINKBANCORP, Inc. (“LNKB”) with and into Burke & Herbert and the merger of LINKBANK with and into Burke & Herbert Bank & Trust Company, effective May 1, 2026. The merger created a financial holding company with approximately $11.0 billion in assets and over 100 branches across Delaware, Kentucky, Maryland, Pennsylvania, Virginia, and West Virginia.
•Related to the merger, the total aggregate consideration paid was approximately $329.7 million and resulted in approximately $82.1 million of preliminary goodwill subject to adjustment in accordance with ASC 805, Business Combinations.
•The Company reported net income applicable to common shares of $9.3 million for the quarter and diluted earnings per common share (“EPS”) of $0.50; reflective of merger and other related items, adjusted (non-GAAP1) operating net income applicable to common shares was $37.5 million for the quarter and adjusted (non-GAAP1) diluted EPS was $2.03.
•For the quarter, the annualized return on average assets (“ROA”) was 0.37%, the annualized return on average common equity (“ROCE”) was 3.53%, and the annualized return on average tangible common equity (“ROATCE”) (non-GAAP1) was 4.07%.
•On an adjusted basis (non-GAAP1), ROA was 1.50%, ROCE was 14.27%, and ROATCE was 16.45%.
•Total shareholders’ equity was $1.2 billion and tangible common equity to tangible assets (non-GAAP1) was 9.21%, reflecting the Company’s strong capital position.
•Ending total gross loans were $8.0 billion and ending total deposits were $9.0 billion; ending loan-to-deposit ratio was 89.2%. The net interest margin (non-GAAP1) was 4.15% for the three months ended June 30, 2026.

(1) Non-GAAP financial measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the non-GAAP reconciliation tables in this release. Non-GAAP measures should not be used as a substitute for the closest comparable GAAP measurements.
(2) Ratios as of June 30, 2026, are estimated.

•The balance sheet remains strong with ample liquidity. Total liquidity, including all available borrowing capacity with cash and cash equivalents, totaled $6.1 billion at the end of the second quarter.
•Asset quality metrics remain within the Company’s moderate risk profile with adequate reserve coverage.
•The Company continues to be well-capitalized, ending the quarter with 11.79%2 Common Equity Tier 1 capital to risk-weighted assets, 14.48%2 Total risk-based capital to risk-weighted assets, and a leverage ratio of 11.08%.2
Results of Operations reflecting the May 1, 2026 merger with LNKB and system & operational integration activities successfully completed in June 2026
Second Quarter 2026 compared to First Quarter 2026
The Company reported second quarter 2026 net income applicable to common shares of $9.3 million, or $0.50 per diluted common share, compared to first quarter 2026 net income applicable to common shares of $27.1 million, or $1.79 per diluted common share.
•Period-end total gross loans were $8.0 billion at June 30, 2026, an increase of $2.6 billion from March 31, 2026, mostly due to the merger. Additionally, the Company originated $333.0 million of new, relationship-based loan commitments during the quarter. During the month of April 2026, LNKB originated $78.2 million of new, relationship-based loan commitments.
•Period-end total deposits were $9.0 billion at June 30, 2026, an increase of $2.6 billion from March 31, 2026, mostly due to the merger. During the quarter, brokered deposits increased by $117.2 million and totaled $120.7 million at June 30, 2026, representing only 1.35% of total deposits.
•Net interest income for the quarter was $93.0 million compared to $71.8 million in the prior quarter due to an increase in interest income of $31.5 million, offset by an increase in interest expense of $10.3 million, primarily driven by the acquisition of LNKB.
•Net interest margin on a fully taxable equivalent basis (non-GAAP1) increased to 4.15% versus 4.09% in the first quarter of 2026, driven by growth in average interest-earning assets from the LNKB acquisition and higher securities yields, partially offset by lower loan yields and higher funding costs.
•Accretion income on loans during the quarter was $9.3 million, and the amortization expense impact on interest expense was $1.5 million, or 34.0 bps of net interest margin on an annualized basis in the second quarter of 2026. In the prior quarter, accretion income on loans during the quarter was $6.8 million, and the amortization expense impact on interest expense was $1.4 million, or 30.5 bps of net interest margin on an annualized basis.
•The cost of total deposits, including non-interest bearing deposits, was 1.75% in the second quarter of 2026, compared to 1.71% in the first quarter of 2026. The increase in the cost of deposits was mostly due to an increase in the rate paid on interest-bearing deposits and an increase in volume of interest-bearing deposits compared to the first quarter of 2026.
•The Company recorded credit provision expense in the second quarter of 2026 of $30.0 thousand on loans and a credit provision expense of $1.3 million on unfunded commitments. The Company’s allowance for credit losses as of June 30, 2026, was $94.5 million, or 1.2% of total loans. The credit provision expense increase in the unfunded commitment was primarily driven by a Day 2 impact of the LNKB acquisition.

•Total non-interest income increased $1.0 million to $13.8 million in the second quarter of 2026, compared to $12.9 million in the first quarter of 2026 driven by favorable contributions from company-owned life insurance income, debit card-related revenue, and other non-interest income categories. These increases were partially offset by lower income from the sale of LNKB-acquired securities compared to the prior quarter.
•Non-interest expense for the second quarter of 2026 was $93.5 million compared to $51.4 million in the first quarter of 2026; the increase was primarily driven by the LNKB acquisition. The increase in expense included conversion and integration costs, professional fees, contract termination costs, and employee-related expenses.
Regulatory capital ratios2
The Company continues to be well-capitalized with capital ratios that are above regulatory requirements. As of June 30, 2026, our Common Equity Tier 1 capital to risk-weighted asset and Total risk-based capital to risk-weighted asset ratios were 11.8%2 and 14.5%2, respectively, and significantly above the well-capitalized requirements of 6.5% and 10%, respectively. The leverage ratio was 11.1%2 compared to a 5% level to be considered well-capitalized.
Burke & Herbert Bank & Trust Company (the “Bank”), the Company’s wholly-owned bank subsidiary, also continues to be well-capitalized with capital ratios that are above regulatory requirements. As of June 30, 2026, the Bank’s Common Equity Tier 1 capital to risk-weighted asset and Total risk-based capital to risk-weighted asset ratios were 13.3%2 and 14.3%,2 respectively, and significantly above the well-capitalized requirements. In addition, the Bank’s leverage ratio of 12.3%2 is considered to be well-capitalized.
For more information about the Company’s financial condition, including additional disclosures pertinent to recent events in the banking industry, please see our financial statements and supplemental information attached to this release.
About Burke & Herbert
Burke & Herbert Financial Services Corp. is the financial holding company for Burke & Herbert Bank & Trust Company. Burke & Herbert Bank & Trust Company is the oldest continuously operating bank under its original name headquartered in the greater Washington, D.C. metropolitan area. With over 100 branches across Delaware, Kentucky, Maryland, Pennsylvania, Virginia, and West Virginia, Burke & Herbert Bank & Trust Company offers a full range of business and personal financial solutions designed to meet customers’ banking, borrowing, and investment needs. Learn more at investor.burkeandherbertbank.com.
Cautionary Note Regarding Forward-Looking Statements
This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to (or based on) the beliefs, goals, intentions, and expectations of Burke & Herbert regarding our: merger with LINKBANCORP, Inc., effective as of May 1, 2026, and the expected cost savings, synergies, returns, and other anticipated benefits from the integration of LNKB; revenues, earnings, earnings per share, loan production, asset quality, and capital levels, among other matters; estimates of the future costs and benefits of the actions we may take; assessments of expected losses on loans; assessments of interest rate and other market risks; ability to achieve financial and other strategic goals; and other statements that are not historical facts. Forward–looking statements are typically identified by such words as “believe,” “expect,” “anticipate,”

“intend,” “outlook,” “estimate,” “forecast,” “project,” “will,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time.
Additionally, forward–looking statements speak only as of the date they are made; Burke & Herbert does not assume any duty, and does not undertake, to update such forward–looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in or implied by such forward-looking statements as a result of a variety of factors, many of which are beyond the control of Burke & Herbert. Such statements are based upon the current beliefs and expectations of the management of Burke & Herbert and are subject to significant risks and uncertainties outside of its control. Caution should be exercised against placing undue reliance on forward-looking statements.
The factors that could cause actual results to differ materially include the following: the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from (if any), the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Burke & Herbert and LNKB do business; costs or difficulties associated with newly developed or acquired operations; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate LNKB’s operations and those of Burke & Herbert; that the integration of LNKB may be more difficult, time-consuming or costly than expected; revenues following the merger may be lower than expected; Burke & Herbert’s success in executing its business plans and strategies and managing the risks involved in the foregoing; and risks related to the potential impact of global macroeconomic conditions and changes in general economic, political and market factors on the merger or our operations, generally (either nationally or locally in the areas in which we conduct, or will conduct, business), including inflation, changes in interest rates, market volatility and monetary fluctuations, and changes in federal government policies and practices, including the impact with respect to spending on industries concentrated in our market area, as well as the impact from tariffs on the markets we serve; increased competition; changes in consumer confidence and demand for financial services, including changes in consumer borrowing, repayment, investment, and deposit practices; changes in asset quality and credit risk; our ability to control costs and expenses; adverse developments in borrower industries or declines in real estate values; changes in and compliance with federal and state laws and regulations that pertain to our business and capital levels; our ability to raise capital as needed; the impact, extent and timing of technological changes; emerging external focus among regulators and other officials related to risks in connection with the development and use of artificial intelligence; the effects of any cybersecurity breaches or events; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts and tensions, or public health events (such as pandemics), and of governmental and societal responses thereto; and the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Burke & Herbert’s Annual Report on Form 10-K for the year ended December 31, 2025, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and other reports Burke & Herbert files with the SEC.

Burke & Herbert Financial Services Corp.
Consolidated Statements of Income (unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Interest income
Taxable loans, including fees	$116,770	$96,803	$88,083	$204,853	$193,834
Tax-exempt loans, including fees	55	43	40	95	89
Taxable securities	11,329	9,303	9,758	21,087	18,790
Tax-exempt securities	7,605	3,939	6,082	13,687	7,206
Other interest income	1,228	1,770	1,493	2,721	2,725
Total interest income	136,987	111,858	105,456	242,443	222,644
Interest expense
Deposits	35,012	30,431	26,720	61,732	62,282
Short-term borrowings	5,897	4,438	4,590	10,487	7,630
Subordinated debt	2,990	2,730	2,269	5,259	5,459
Other interest expense	40	26	34	74	53
Total interest expense	43,939	37,625	33,613	77,552	75,424
Net interest income	93,048	74,233	71,843	164,891	147,220

Credit loss expense - loans and available-for-sale securities	30	717	213	243	1,617
Credit loss (recapture) - off-balance sheet credit exposures	1,349	(93)	(201)	1,148	(492)
Total provision for credit losses	1,379	624	12	1,391	1,125
Net interest income after credit loss expense	91,669	73,609	71,831	163,500	146,095

Non-interest income
Fiduciary and wealth management	3,100	2,425	3,227	6,327	4,868
Service charges and fees	2,286	2,130	1,855	4,141	4,308
Net (loss) gain on securities	(1,868)	38	1,799	(69)	39
Income from company-owned life insurance	3,207	2,982	1,479	4,686	4,175
Bank debit and other card revenue	3,421	3,024	2,835	6,256	5,908
Other non-interest income	3,703	2,278	1,658	5,361	3,602
Total non-interest income	13,849	12,877	12,853	26,702	22,900

Non-interest expense
Salaries and wages	41,378	21,320	21,413	62,791	42,261
Pensions and other employee benefits	5,787	4,067	5,370	11,157	9,203
Occupancy	6,654	3,521	4,027	10,681	7,566
Equipment rentals, depreciation and maintenance	6,934	4,100	4,188	11,122	8,184
Core deposit intangible amortization	5,530	3,888	3,684	9,214	8,186
ATM, card and network expense	1,389	1,314	1,134	2,523	2,446
FDIC and other regulatory assessments	1,576	1,088	1,140	2,716	2,002
Other operating	24,258	10,007	10,425	34,683	19,121
Total non-interest expense	93,506	49,305	51,381	144,887	98,969
Income before income taxes	12,012	37,181	33,303	45,315	70,026

Income tax expense	2,524	7,284	5,954	8,478	12,928
Net income	9,488	29,897	27,349	36,837	57,098
Preferred stock dividends	225	225	225	450	450
Net income applicable to common shares	$9,263	$29,672	$27,124	$36,387	$56,648

Earnings per common share
Basic	$0.50	$1.98	$1.80	$2.17	$3.78
Diluted	0.50	1.97	1.79	2.16	3.77

Burke & Herbert Financial Services Corp.
Consolidated Balance Sheets
(In thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$116,443	$53,497
Interest-earning deposits with banks	52,260	235,630
Cash and cash equivalents	168,703	289,127
Securities available-for-sale, at fair value	1,963,038	1,615,954
Restricted stock, at cost	56,850	42,187
Loans held-for-sale, at fair value	2,074	365
Loans	7,999,765	5,387,676
Allowance for credit losses	(94,470)	(67,823)
Net loans	7,905,295	5,319,853
Other real estate owned	2,934	2,689
Premises and equipment, net	150,698	136,809
Accrued interest receivable	50,007	35,442
Intangible assets	80,754	41,747
Goodwill	118,345	34,149
Company-owned life insurance	269,046	213,200
Other assets	224,754	189,104
Total Assets	$10,992,498	$7,920,626

Liabilities and Shareholders’ Equity
Liabilities
Non-interest-bearing deposits	$2,058,076	$1,336,380
Interest-bearing deposits	6,910,006	5,067,561
Total deposits	8,968,082	6,403,941
Short-term borrowings	525,000	450,000
Subordinated debentures, net	134,789	70,222
Subordinated debentures owed to unconsolidated subsidiary trusts	17,394	17,268
Accrued interest and other liabilities	143,856	124,546
Total Liabilities	9,789,121	7,065,977

Shareholders’ Equity
Preferred stock and surplus	10,413	10,413
Common stock	10,368	7,800
Common stock, additional paid-in capital	734,764	405,922
Retained earnings	533,861	517,058
Accumulated other comprehensive income (loss)	(58,445)	(58,960)
Treasury stock	(27,584)	(27,584)
Total Shareholders’ Equity	1,203,377	854,649
Total Liabilities and Shareholders’ Equity	$10,992,498	$7,920,626

Burke & Herbert Financial Services Corp.
Details of Net Interest Margin (unaudited)
For the three months ended

Details of Net Interest Margin - Yield Percentages

	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Interest-earning assets:
Loans:
Taxable loans	6.54%	6.64%	6.79%	6.76%	6.90%
Tax-exempt loans	6.15	7.12	7.03	6.78	5.90
Total loans	6.54	6.64	6.79	6.76	6.90
Interest-earning deposits and fed funds sold	3.28	4.25	3.83	4.33	4.68
Securities:
Taxable securities	4.23	3.78	3.78	3.86	3.83
Tax-exempt securities	4.65	4.48	4.27	4.17	4.20
Total securities	4.41	4.05	3.96	3.97	3.95
Total interest-earning assets	6.06%	5.97%	6.06%	6.11%	6.25%

Interest-bearing liabilities:
Deposits:
Interest-bearing demand	1.95%	1.98%	2.07%	2.18%	2.21%
Money market & savings	1.95	1.83	1.94	2.02	2.01
Brokered CDs & time deposits	3.27	3.11	3.23	3.25	3.37
Total interest-bearing deposits	2.25	2.16	2.28	2.37	2.41
Borrowings:
Short-term borrowings	3.64	3.78	3.93	3.85	3.91
Subordinated debt borrowings and other	9.16	10.46	10.62	9.49	9.62
Total interest-bearing liabilities	2.51%	2.44%	2.54%	2.63%	2.68%

Taxable-equivalent net interest spread	3.55	3.53	3.52	3.48	3.57
Benefit from use of non-interest-bearing deposits	0.60	0.56	0.59	0.60	0.60
Taxable-equivalent net interest margin (non-GAAP1)	4.15%	4.09%	4.11%	4.08%	4.17%

Burke & Herbert Financial Services Corp.
Details of Net Interest Margin (unaudited)
For the three months ended
(In thousands)

Details of Net Interest Margin - Average Balances

	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025

Interest-earning assets:
Loans:
Taxable loans	$7,156,639	$5,380,967	$5,482,574	$5,584,315	$5,627,236
Tax-exempt loans	4,497	2,903	3,159	3,511	3,737
Total loans	7,161,136	5,383,870	5,485,733	5,587,826	5,630,973
Interest-earning deposits and fed funds sold	69,525	70,361	222,990	100,445	81,369
Securities:
Taxable securities	1,137,512	1,128,486	1,031,603	1,034,136	1,059,310
Tax-exempt securities	830,459	696,580	623,417	586,129	476,586
Total securities	1,967,971	1,825,066	1,655,020	1,620,265	1,535,896
Total interest-earning assets	$9,198,632	$7,279,297	$7,363,743	$7,308,536	$7,248,238

Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$2,706,931	$2,286,206	$2,315,064	$2,278,587	$2,239,100
Money market & savings	2,106,402	1,675,034	1,705,028	1,660,401	1,648,338
Brokered CDs & time deposits	1,421,123	1,044,605	1,100,215	1,135,546	1,173,213
Total interest-bearing deposits	6,234,456	5,005,845	5,120,307	5,074,534	5,060,651
Borrowings:
Short-term borrowings	653,886	496,501	453,436	453,486	457,775
Subordinated debt borrowings and other	130,913	87,979	86,635	114,900	113,813
Total interest-bearing liabilities	$7,019,255	$5,590,325	$5,660,378	$5,642,920	$5,632,239

Non-interest-bearing deposits	$1,802,833	$1,332,090	$1,358,798	$1,338,188	$1,352,785

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025

Per common share information
Basic earnings	$0.50	$1.80	$2.00	$1.98	$1.98
Diluted earnings	0.50	1.79	1.98	1.97	1.97
Cash dividends	0.55	0.55	0.55	0.55	0.55
Book value per common share	59.16	56.77	56.18	54.02	51.28
Tangible book value per common share (non-GAAP1)	49.29	51.83	51.13	48.72	45.73

Balance sheet-related (at period end, unless otherwise indicated)
Assets	$10,992,498	$7,927,711	$7,920,626	$7,889,037	$8,053,084
Average interest-earning assets	9,198,632	7,279,297	7,363,743	7,308,536	7,248,238
Loans (gross)	7,999,765	5,404,667	5,387,676	5,559,479	5,590,457
Loans (net)	7,905,295	5,336,712	5,319,853	5,491,875	5,523,201
Securities, available-for-sale, at fair value	1,963,038	1,826,037	1,615,954	1,598,407	1,522,611
Intangible assets	80,754	38,063	41,747	45,431	49,114
Goodwill	118,345	36,253	34,149	34,149	34,149
Non-interest-bearing deposits	2,058,076	1,367,050	1,336,380	1,358,250	1,363,617
Interest-bearing deposits	6,910,006	4,965,215	5,067,561	5,053,802	5,027,357
Deposits, total	8,968,082	6,332,265	6,403,941	6,412,052	6,390,974
Brokered deposits	120,677	3,431	64,410	124,386	132,098
Uninsured deposits	3,157,531	2,060,145	2,057,873	2,022,739	1,963,566
Short-term borrowings	525,000	525,000	450,000	450,000	650,000
Subordinated debt, net	152,183	88,841	87,490	86,110	114,692
Unused borrowing capacity[3]	5,971,283	4,683,943	4,556,923	4,153,137	4,075,313
Total equity	1,203,377	864,504	854,649	822,231	780,018
Total common equity	1,192,964	854,091	844,236	811,818	769,605
Accumulated other comprehensive income (loss)	(58,445)	(69,002)	(58,960)	(68,454)	(87,854)

Asset Quality
Provision for credit losses	$1,379	$12	$136	$262	$624
Net loan charge-offs (recoveries)	1,159	81	(84)	226	1,214
Allowance for credit losses	94,470	67,955	67,823	67,604	67,256
Total delinquencies[4]	84,640	93,088	37,080	34,722	29,056
Nonperforming loans[5]	95,308	78,559	74,236	89,051	85,531

(3) Includes Federal Home Loan Bank, Borrower-in-Custody (BIC), and correspondent bank availability.
(4) Total delinquencies represent accruing loans 30 days or more past due.
(5) Includes non-accrual loans and loans 90 days past due and still accruing.

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Income statement
Interest income	$136,987	$105,456	$111,140	$111,209	$111,858
Interest expense	43,939	33,613	36,218	37,439	37,625
Non-interest income	13,849	12,853	11,625	11,585	12,877
Total revenue (non-GAAP1)	106,897	84,696	86,547	85,355	87,110
Non-interest expense	93,506	51,381	48,500	48,092	49,305
Pretax, pre-provision earnings (non-GAAP1)	13,391	33,315	38,047	37,263	37,805
Provision for (recapture of) credit losses	1,379	12	136	262	624
Income before income taxes	12,012	33,303	37,911	37,001	37,181
Income tax expense	2,524	5,954	7,667	7,037	7,284
Net income	9,488	27,349	30,244	29,964	29,897
Preferred stock dividends	225	225	225	225	225
Net income applicable to common shares	$9,263	$27,124	$30,019	$29,739	$29,672

Ratios
Annualized return on average assets	0.37%	1.39%	1.49%	1.50%	1.51%
Annualized return on average common equity	3.53	12.77	14.31	15.08	15.71
Net interest margin (non-GAAP1)	4.15	4.09	4.11	4.08	4.17
Efficiency ratio	87.47	60.67	56.03	56.34	56.60
Loan-to-deposit ratio	89.20	85.35	84.13	86.70	87.47
Consolidated Common Equity Tier 1 (CET1) capital ratio[2]	11.79	13.78	13.45	12.79	12.22
Consolidated Total risk-based capital ratio[2]	14.48	16.52	16.17	15.44	15.27
Consolidated Leverage ratio[2]	11.08	11.27	10.92	10.71	10.42
Allowance coverage ratio	1.18	1.26	1.26	1.22	1.20
Allowance for credit losses as a percentage of non-performing loans	99.12	86.50	91.36	75.92	78.63
Non-performing loans as a percentage of total loans	1.19	1.45	1.38	1.60	1.53
Non-performing assets as a percentage of total assets	0.89	1.03	0.97	1.16	1.10
Net charge-offs (recoveries) to average loans (annualized)	6.5 bps	0.6 bps	(0.6) bps	1.6 bps	8.6 bps

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)

Operating net income, adjusted diluted EPS, and adjusted non-interest expense (non-GAAP1)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Net income applicable to common shares	$9,263	$27,124	$30,019	$29,739	$29,672
Add back significant items (tax effected):
Merger-related	28,221	1,114	—	—	—
Total significant items	28,221	1,114	—	—	—
Operating net income	$37,484	$28,238	$30,019	$29,739	$29,672

Weighted average dilutive shares	18,499,030	15,131,481	15,139,792	15,112,413	15,023,807
Adjusted diluted EPS	$2.03	$1.87	$1.98	$1.97	$1.97

Non-interest expense	$93,506	$51,381	$48,500	$48,092	$49,305
Remove significant items:
Merger-related	32,387	1,410	—	—	—
Total significant items	32,387	1,410	—	—	—
Adjusted non-interest expense	$61,119	$49,971	$48,500	$48,092	$49,305
Operating net income is a non-GAAP measure that is derived from net income adjusted for significant items. The Company believes that operating net income is useful in periods with certain significant items such as merger-related expenses. The operating net income is more reflective of management’s ability to grow the business and manage expenses. Adjusted non-interest expense also removes these significant items, such as merger-related expenses. Management believes it represents a more normalized non-interest expense total for periods with identified significant items.

Total Revenue (non-GAAP1)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Interest income	$136,987	$105,456	$111,140	$111,209	$111,858
Interest expense	43,939	33,613	36,218	37,439	37,625
Non-interest income	13,849	12,853	11,625	11,585	12,877
Total revenue (non-GAAP1)	$106,897	$84,696	$86,547	$85,355	$87,110
Total revenue is a non-GAAP measure and is derived from total interest income less total interest expense plus total non-interest income. We believe that total revenue is a useful tool to determine how the Company is managing its business and demonstrates how stable our revenue sources are from period to period.

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)

Pretax, Pre-Provision Earnings (non-GAAP1)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Income before taxes	$12,012	$33,303	$37,911	$37,001	$37,181
Provision for (recapture of) credit losses	1,379	12	136	262	624
Pretax, pre-provision earnings (non-GAAP1)	$13,391	$33,315	$38,047	$37,263	$37,805
Pretax, pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Tangible Common Equity (non-GAAP1)
	As of the three months ended
	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Common shareholders' equity	$1,192,964	$854,091	$844,236	$811,818	$769,605
Less:
Intangible assets	80,754	38,063	41,747	45,431	49,114
Goodwill	118,345	36,253	34,149	34,149	34,149
Tangible common equity (non-GAAP1)	$993,865	$779,775	$768,340	$732,238	$686,342
Shares outstanding at end of period	20,165,171	15,045,941	15,028,524	15,028,524	15,007,712
Tangible book value per common share (non-GAAP1)	$49.29	$51.83	$51.13	$48.72	$45.73
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength because they eliminate intangible assets from shareholders' equity and retain the effect of accumulated other comprehensive income/(loss) in shareholders' equity.

Tangible Common Assets (non-GAAP1)
	As of the three months ended
	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Total assets	$10,992,498	$7,927,711	$7,920,626	$7,889,037	$8,053,084
Less:
Intangible assets	80,754	38,063	41,747	45,431	49,114
Goodwill	118,345	36,253	34,149	34,149	34,149
Tangible assets (non-GAAP1)	$10,793,399	$7,853,395	$7,844,730	$7,809,457	$7,969,821

Tangible common equity / tangible assets (non-GAAP1)	9.21%	9.93%	9.79%	9.38%	8.61%

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)
In management’s view, tangible common assets measures complement tangible common equity measures and may be meaningful to the Company, as well as analysts and investors, in assessing balance sheet composition and leverage and in facilitating comparisons with peers. These non‑GAAP measures enhance transparency by eliminating intangible assets from total assets, thereby providing additional insight into the relationship between the Company’s tangible asset base and its tangible common equity.

Return and Adjusted Return on Average Tangible Common Equity and Average Assets (non-GAAP1)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Average common shareholders' equity	$1,053,502	$861,274	$832,411	$782,577	$757,354
Average goodwill and other intangibles	(159,202)	(76,923)	(79,338)	(83,079)	(85,562)
Average deferred tax liabilities on goodwill and other intangibles	19,635	8,602	9,382	9,787	10,567
Average tangible common equity (non-GAAP1)	$913,935	$792,953	$762,455	$709,285	$682,359

Average total assets	$10,010,483	$7,913,098	$7,979,528	$7,890,929	$7,864,185
Average goodwill and other intangibles	(159,202)	(76,923)	(79,338)	(83,079)	(85,562)
Average deferred tax liabilities on goodwill and other intangibles	19,635	8,602	9,382	9,787	10,567
Average tangible total assets (non-GAAP1)	$9,870,916	$7,844,777	$7,909,572	$7,817,637	$7,789,190

Net income applicable to common shareholders	$9,263	$27,124	$30,019	$29,739	$29,672

Operating net income applicable to common shareholders (non-GAAP1)	$37,484	$28,238	$30,019	$29,739	$29,672

Annualized return on average common equity	3.53%	12.77%	14.31%	15.08%	15.71%
Annualized adjusted return on average common equity (non-GAAP1)	14.27	13.30	14.31	15.08	15.71
Annualized return on average tangible common equity (non-GAAP1)	4.07	13.87	15.62	16.63	17.44
Annualized adjusted return on average tangible common equity (non-GAAP1)	16.45	14.44	15.62	16.63	17.44
Annualized return on average assets	0.37	1.39	1.49	1.50	1.51
Annualized adjusted return on average assets (non-GAAP1)	1.50	1.45	1.49	1.50	1.51
In management’s view, adjusted return on average common equity, return on average tangible common equity, adjusted return on average tangible common equity, and adjusted return on average assets are

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)
performance metrics that may be meaningful to the Company, as well as analysts and investors, in evaluating the Company’s profitability and efficiency in deploying capital and assets and in facilitating comparisons with peers. These non‑GAAP measures provide additional insight into the Company’s underlying operating performance by focusing on returns generated from common equity, tangible common equity, and total assets, as applicable.

The adjusted measures exclude the after‑tax effect of one‑time merger‑related expenses, which management believes enhances period‑to‑period comparability and provides a more representative view of the Company’s ongoing earnings performance. Return on average tangible common equity measures further isolate performance attributable to tangible capital by excluding the impact of intangible assets, while return on average assets reflects the Company’s effectiveness in generating earnings from its overall asset base. Management believes these measures, when considered together and alongside GAAP results, provide useful supplemental information for assessing profitability, capital efficiency, and operating trends.

Net Interest Margin & Taxable-Equivalent Net Interest Income (non-GAAP1)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2026	2026	2025	2025	2025
Net interest income	$93,048	$71,843	$74,922	$73,770	$74,233
Taxable-equivalent adjustments	2,036	1,628	1,420	1,305	1,059
Net interest income (Fully Taxable-Equivalent - FTE)	$95,084	$73,471	$76,342	$75,075	$75,292

Average interest-earning assets	$9,198,632	$7,279,297	$7,363,743	$7,308,536	$7,248,238
Net interest margin (non-GAAP1)	4.15%	4.09%	4.11%	4.08%	4.17%
The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use net interest income on a fully taxable-equivalent (FTE) basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. FTE net interest income is calculated by adding the tax benefit on certain financial interest earning assets, whose interest is tax-exempt, to total interest income then subtracting total interest expense. Management believes FTE net interest income is a standard practice in the banking industry, and when net interest income is adjusted on an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; however, the adjustment to an FTE basis has no impact on net income and this adjustment is not permitted under GAAP. FTE net interest income is only used for calculating FTE net interest margin, which is calculated by annualizing FTE net interest income and then dividing by the average earning assets. The tax rate used for this adjustment is 21%. Net interest income shown elsewhere in this presentation is GAAP net interest income.